EXHIBIT 99.1

News Release	January 19, 2007
For more information, contact:
Kirk Whorf
Executive Vice President and Chief Financial Officer
kwhorf@northstatebank.com
Or, Larry D. Barbour, President and CEO
919-787-9696

NORTH STATE BANCORP INCOME UP 38% FOR 2006

Raleigh, NC. . . For the year ended December 31, 2006, North State Bancorp, the holding company for North State Bank, reported net income of $3.3 million or $0.74 per basic share and $0.69 per diluted share, compared to $2.4 million for 2005 or $0.57 per basic share and $0.53 per diluted share, an increase of 38%. For the quarter ended December 31, 2006, net income was $960,000 or $0.21 per basic share and $0.20 per diluted shared, compared to $677,000 or $0.16 per basic share and $0.14 per diluted share for the same period in 2005, an increase of 42%.

The increase in net income for both the quarter and the year is primarily attributable to two factors. First is the increase in the level of our earning assets. Overall earning assets increased $62.6 million or 17% during the 2006 calendar year resulting in an increase in the interest income earned from those assets. The second factor is the significant decrease in the provision for loan losses during 2006. The reduction in the provision resulted principally from significant recoveries during the current year of loans that were charged off prior to 2006, a decrease in the level of loan charge-offs during the year, and from enhancements made to the methodology used to estimate the allowance for loan losses.

Total assets for North State Bancorp at December 31, 2006 were $455.5 million, compared to total assets of $382.4 million at December 31, 2005, an increase of 19%. Total deposits at December 31, 2006 were $402.1 million and total loans were $345.9 million, compared to total deposits of $337.4 million and total loans of $294.2 million as of December 31, 2005, increases of 19% and 18%, respectively.

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“I am pleased with the overall profitability of the bank, and with the progress we made in 2006 in growing assets and core deposits” said Larry D. Barbour, president and CEO for North State. “Furthermore, I am excited about the future of our bank as we remain intensely focused on doing better what we already do best.”

“The success of the two new offices we opened in 2006, a full-service office in Wakefield serving the Wake Forest area as well as our loan production office in Wilmington, NC, have contributed to our healthy growth in assets and deposits. We continue to invest in the future with plans to open a full-service office in the old Capital City Club building in downtown Raleigh,” continued Mr. Barbour. “We continue to make solid progress in becoming a premier high-performing bank in Wake County and beyond, while at the same time rewarding our shareholders in 2006 with a 50% stock split effected in the form of a 50% stock dividend.”

“All of us at North State Bank are relentless in our focus on our core business – acquiring, maintaining, and growing relationships with professional firms, professionals, property management companies, churches, businesses, nonprofit organizations and individuals who value a mutually beneficial banking relationship,” explained Mr. Barbour.

Founded in 2000, North State Bank is a full-service community bank, currently serving Wake and New Hanover counties through six offices: full-service offices on Six Forks Road at North Hills and on Falls of Neuse Road and Blue Ridge Road and on New Falls of Neuse Road in Raleigh, Highway 70 West in Garner, and a loan production office at Eastwood Road in Wilmington, NC.

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Stock Symbol: OTC-BB: NSBC	www.northstatebank.com

The information as of and for the quarter and year ended December 31, 2006 as presented is unaudited. This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

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